Exhibit 99.1

USPTO Notifies WordLogic Corporation of 4th Patent -- "Data Entry for Personal Computing Devices"

VANCOUVER, British Columbia, March 21, 2011 (GLOBE NEWSWIRE) -- WordLogic Corporation (OTCQB:WLGC) today announced the receipt of an Issue Notification from the United States Patent and Trademark Office (USPTO)--the company's fourth patent--for US patent number 7,921,361, "Data Entry for Personal Computing Devices," reports WordLogic CEO Frank Evanshen.

"The patent broadly covers predictive text entry into an electronic device by presenting a first list of completion candidates relating to textual characters as they are entered by a user," explains Mr. Evanshen. "The user may select one of the completion candidates in the first list to replace the textual characters, or a second completion candidate list may be generated and presented to the user based on the selected completion candidate."

The patent complements WordLogic's three other issued US patents in the area of predictive text entry to computers, mobile phones, tablets, and other electronic devices.

The date of issuance for the patent will be April 5, 2011.

"We are pleased that the United States Patent and Trademark Office has, once again, recognized our technological achievements in the field of predictive text software with the issuance of this patent," says Mr. Evanshen. "This patent will help achieve WordLogic's licensing goals by strengthening the value of our intellectual property portfolio."

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in modern computing ranging from Smartphones and Tablets to desktop computers and portable navigation systems. WordLogic has been awarded other related patents in other countries and is currently prosecuting several pending patent applications internationally.

WordLogic's predictive text entry software uses Intelligent Input Platform(TM) Technology to make it intuitive, fast, accurate and helpful. WordLogic features:

• Intuitive drill-down prediction

• Exclusive multi-word, phrase and fragment prediction

• Probable next key color-highlighting

• Predicts accurately and learns based on individual usage

• Supports concurrent mixed languages (e.g. English/Espanyol/industry terms)

• WordLogic runs on finger touchscreens, QWERTY keyboard and keypads,

as well as on some smartphones and feature phones

For more information about WordLogic Corporation, visit www.wordlogic.com. To send a Twitter message, contact www.twitter.com/wordlogiccorp, or visit us on Facebook, www.facebook.com/wordlogiccorp.

WordLogic is headquartered at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada. Telephone: 1+866.WORDLOGIC (main office); Frank Evanshen, CEO, 1+604.257.3660, fevanshen@wordlogic.com; Roger Sichel, Director of Business Development, 1+914.589.5848, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the US Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.